Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of June 22, 2009, by and between Maguire Properties, Inc., a Maryland corporation (the “REIT”), Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and Douglas J. Gardner (“Gardner”).

WHEREAS, the REIT, the Operating Partnership and Gardner have previously entered into that certain Employment Agreement, effective as of May 17, 2008 (the “Employment Agreement”), which provides for Gardner’s employment as Executive Vice-President of the REIT and the Operating Partnership (collectively, the “Company”);

WHEREAS, pursuant to that certain Restricted Stock Unit Award Agreement, dated as of May 17, 2008, by and between the REIT, the Operating Partnership and Gardner (the “RSU Agreement”), the REIT granted to Gardner 131,250 restricted stock units with dividend equivalent rights (the “RSUs”) under the Second Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P.;

WHEREAS, Gardner wishes to resign from his position as Executive Vice-President of the Company, and as an employee of the Company, and Gardner and the Company desire to specify the terms of Gardner’s resignation and to provide for the termination of the Employment Agreement; and

WHEREAS, in connection with Gardner’s resignation, the Company desires to retain Gardner to provide certain consulting services to the Company as of the Separation Date (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	RESIGNATION; TERMINATION OF EMPLOYMENT AGREEMENT

1.1. Resignation. Gardner hereby tenders, and the Company hereby accepts, Gardner’s resignation from (a) his positions as Executive Vice-President of the Company and as an employee of the Company, and (b) his position as an officer and/or employee of any and all subsidiaries and affiliates of the Company, in each case effective as of July 1, 2009 (the “Separation Date”). Notwithstanding anything contained herein or in the Employment Agreement, Gardner’s resignation hereunder shall not be deemed a termination by the Company without “Cause” or by Gardner for “Good Reason” for purposes of, and each as defined in, the Employment Agreement.

1.2. Termination of Employment Agreement. As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Gardner shall have any further obligations thereunder; provided, however, that the Company’s obligation to pay to Gardner the Accrued Obligations (as defined in the Employment Agreement), and the provisions of Section 2(b)(vii) (Expenses), Section 2(b)(x) (Compensation Gross-Up), Section 8 (Full Settlement), Section 9 (Certain Additional Payments by the Company), including with respect to any Excise Tax Gross-Up Payment (as defined in the Employment Agreement), and Section 10 (Confidential Information and Non-Solicitation) of the Employment Agreement shall survive such termination of the Employment Agreement.

2.	POST-EMPLOYMENT HEALTH INSURANCE COVERAGE; RESTRICTED STOCK UNITS

2.1. Post-Employment Health Insurance Coverage. In consideration of, and subject to and conditioned upon Gardner’s execution and non-revocation of the Release (as defined below), and Gardner’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality and non-solicitation covenants described in Section 4 below, during the period commencing on the Separation Date and ending on December 31, 2009, the Company shall continue to provide Gardner and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Gardner’s employment had not been terminated, provided that Gardner properly elects continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; provided, however, that if Gardner becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 2.1 shall be reduced to the extent comparable coverage is actually provided to Gardner and his eligible family members, and any such coverage shall be reported by Gardner to the Company.

2.2. Restricted Stock Units. Gardner hereby acknowledges that the RSU Agreement provides that in the event of Gardner’s “Separation from Service” by reason of Gardner’s voluntary resignation without “Good Reason” (as such terms are defined in the Employment Agreement), Gardner shall immediately forfeit any and all RSUs granted under the RSU Agreement which have not vested or do not vest on or prior to the date on which Gardner’s Separation from Service occurs, and Gardner’s rights in any such RSUs which are not so vested shall lapse and expire. Gardner further acknowledges that any vested RSUs shall become payable in accordance with the terms and conditions of the RSU Agreement (including, without limitation, under Section 2.3(b) thereof).

3.	RELEASE

3.1. Release. In consideration of the benefits set forth in Section 2.1,

the Company’s agreement to retain Gardner as a consultant as set forth in Section 5 hereof, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Gardner shall, as of the Separation Date, execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”).

4.	CONFIDENTIALITY, NON-SOLICITATION

4.1. Reaffirmation of Prior Agreements. Gardner hereby acknowledges and agrees that Gardner is bound by certain confidentiality and non-solicitation covenants set forth in Section 10 of the Employment Agreement. Notwithstanding anything contained in this Agreement, Gardner hereby reaffirms the covenants and provisions set forth in Section 10 of the Employment Agreement and acknowledges and agrees that the provisions of Section 10 of the Employment Agreement shall survive the termination of Gardner’s employment with the Company and shall remain in full force and effect.

5.	CONSULTING SERVICES

5.1. Term and Commitment. During the period commencing on July 1, 2009 and ending on December 31, 2009, or such earlier date on which Gardner’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Gardner shall, at the Company’s request, provide consulting services to the Company as set forth in Section 5.2 below (the “Consulting Services”) during the Consulting Period.

5.2. Services to be Provided. Gardner shall provide the Consulting Services to the Company with respect to the matters set forth on Schedule A attached hereto, or such other matters as the parties may mutually determine.

5.3. Non-Exclusive Relationship. The Consulting Services being provided by Gardner are on a non-exclusive basis, and Gardner shall be entitled to perform or engage in any activity not inconsistent with or otherwise prohibited by this Agreement or by the surviving provisions of the Employment Agreement.

5.4. Compensation. During the Consulting Period, the Company shall pay Gardner a monthly retainer of $17,500 for Consulting Services to be performed by Gardner (the “Consulting Fee”). The Company shall pay Gardner the Consulting Fee for such services promptly, but in no event later than 30 days following the last day of the month with respect to which such services are performed.

5.5. Tax Obligations. Gardner shall be responsible for the payment of all taxes owed on all amounts paid to Gardner by the Company hereunder with respect to the Consulting Services and shall protect the Company from any liability for the payment of any taxes of any kind with respect to the consulting fees paid to Gardner hereunder.

5.6. Reimbursable Costs. The Company shall reimburse Gardner in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services (“Reimbursable Costs”), payable within 30 days of receipt of an invoice. To the extent that any reimbursements provided to Gardner under this Section 5.6 are deemed to constitute compensation to Gardner, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Gardner’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

5.7. Duties of the Company. The Company shall (i) grant Gardner access to records, files, equipment, employees and consultants as reasonably required for Gardner to perform the Consulting Services contemplated herein; and, (iii) pay to Gardner the amounts due to Gardner within the time periods specified herein.

5.8. Duties of Gardner. Gardner shall (i) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services, provided that, Gardner shall not be obligated to perform such Consulting Services for more than 50 hours per month; (ii) comply with all applicable federal, state and municipal laws and regulations required to enable Gardner to render to the Company the Consulting Services called for herein; (iii) continue to comply with the confidentiality and non-solicitation covenants described in Section 4 above; and (iv) maintain the confidentiality of all Company records, trade secrets and other confidential information to which Gardner may have or obtain knowledge or access during the Consulting Period. Upon termination of the Consulting Period, Gardner shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, manuals, books, notebooks, financial statements, reports and other documents.

5.9. Assignment. Neither party hereto shall assign any rights or delegate any obligations under this Agreement, except as otherwise may be agreed in writing by both parties; provided, that the Company may, without such consent, assign its rights and obligations to one or more of its affiliates.

5.10. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations, and assets of the Company. Gardner shall not knowingly violate any rules or policies of the Company or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of this Agreement, delegate to Gardner any of the powers, duties or responsibilities vested in the Company by law or under the organizational documents of the Company.

5.11. Independent Consultant Status. In performing the Consulting

Services herein, the Company and Gardner agree that Gardner shall at all times be acting as an independent contractor and not as an employee of the Company. The parties acknowledge that Gardner was, prior to the Separation Date, an employee of the Company, serving as Executive Vice-President of the Company, but that such employment relationship is terminated as of the Separation Date as set forth herein. The Company and Gardner agree that Gardner will not be an employee of the Company during the Consulting Period and that Gardner, and not the Company, shall have the authority to direct and control Gardner’s performance of his or her activities hereunder. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Gardner, nor to authorize either party hereunder to act as general or special agent of the other party in any respect. Gardner shall not, by virtue of performing the Consulting Services, be entitled to any employee benefits provided by the Company to its employees during the Consulting Period.

6.	TERMINATION

6.1. Termination by the Company. The Company may terminate the Consulting Period and Gardner’s services as a consultant hereunder at any time and for any reason by providing at least 30 days’ prior written notice to Gardner in accordance with Section 8.12 below. In the event of such termination, Gardner shall be entitled to receive (at the times set forth in Section 5.4) all earned but unpaid Consulting Fees as of the date of termination, including a pro rata portion of such Consulting Fees for the partial month in which such termination occurs (“Earned Amounts”), and shall have no further rights to payment of any Consulting Fees or other compensation hereunder.

6.2. Termination by Gardner. Gardner may terminate the Consulting Period and Gardner’s services as a consultant hereunder at any time and for any reason by providing at least 30 days’ prior written notice to the Company in accordance with Section 8.12 below, which notice may, in the Company’s sole discretion, be waived by the Company without payment in lieu thereof. In the event of such termination, Gardner shall be entitled to receive all Earned Amounts, and shall have no further rights to payment of any consulting fees or other compensation hereunder.

7.	DISPUTE RESOLUTION

7.1. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Gardner and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Gardner and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Gardner nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

7.2. Waiver of Jury Trial. By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

7.3. Nonexclusive Remedy. Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

8.	MISCELLANEOUS

8.1. Code Section 409A.

(A) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may, with Gardner’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 8.1 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(B) Notwithstanding anything to the contrary in this Agreement, no payment or benefits shall be paid to Gardner during the 6-month period following his Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Gardner’s death), the Company shall pay Gardner a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Gardner during such period.

8.2. Withholding. The Company may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8.3. Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

8.4. Parties in Interest. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. No transfer of any interest hereunder shall be deemed to release the transferor from any of its obligations hereunder. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge any obligation or liability of any person to any party to this Agreement, or to give any person any right of subrogation or action over or against any party to this Agreement or to any affiliate thereof.

8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

8.6. Final and Entire Agreement. This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect that certain Indemnification Agreement, dated as of May 17, 2008, between the Company and Gardner which shall remain in full force and effect.

8.7. Amendment. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

8.8. Acknowledgment. Gardner acknowledges that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Gardner’s own judgment.

8.9. Cooperation in Legal Proceedings. Gardner agrees that, after the Separation Date, upon the reasonable request of the Company, Gardner shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Gardner shall be reimbursed for the reasonable expenses Gardner incurs in connection with any such cooperation and/or assistance, and, following the termination of the Consulting Period, shall receive from the Company reasonable per diem compensation in connection therewith. Any such reimbursements and per diem compensation shall be paid to Gardner no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Gardner’s timely submission to the Company of proper documentation with respect thereto).

8.10. Non-Disparagement. Gardner agrees that Gardner will not make any statement, publicly or privately, which would reasonably be expected to disparage the REIT, the Operating Partnership, any of their subsidiaries or any of their respective employees, officers or directors. The REIT and the Operating Partnership agree that they will not make any statement, publicly or privately, which would reasonably be expected to disparage Gardner. Notwithstanding the foregoing, this Section 8.10 shall not preclude Gardner or the Company from making any statement to the extent required by law or legal process.

8.11. Effect of Waivers and Consents. No waiver of any default or breach by any party hereto shall be implied from any omission by a party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any party shall not be deemed to waive or render unnecessary the consent to or approval of said party of any subsequent or similar acts by a party.

8.12. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Gardner: at Gardner’s most recent address on the records of the Company;

If to the REIT or the Operating Partnership:

Maguire Properties, Inc.

355 South Grand Avenue

Suite 3300

Los Angeles, CA 90071

Attn: General Counsel

with a copy to:

Latham & Watkins

355 South Grand Avenue

Los Angeles, CA 90071-1560

Attn: David M. Taub

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

8.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

MAGUIRE PROPERTIES, INC., a Maryland corporation

By:	/S/ SHANT KOUMRIQIAN
Name: Shant Koumriqian Title: EVP & Chief Financial Officer

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc.
Its:	General Partner

By:	/S/ SHANT KOUMRIQIAN
Name: Shant Koumriqian Title: EVP & Chief Financial Officer

/s/ DOUGLAS J. GARDNER
Douglas J. Gardner

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